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MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC REGULATION AB SERVICING CRITERIA

1.	Situs Holdings, LLC (the “Company”), a wholly-owned subsidiary of SitusAMC Holdings Corporation (“SitusAMC”), is responsible for assessing compliance with the servicing criteria applicable to it in Item 1117, 1119, 1122(d)(3)(i) and 1122(d)(4)(vii) of Regulation AB of the Securities and Exchange Commission (“SEC”), as of and for the year ended December 31, 2021 (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report (collectively referred to as “Operating or Trust Advisor Services Platform” or the “Platform”) include asset-backed securities transactions for which Situs Holdings, LLC acted in the capacity of Operating or Trust Advisor, as defined in Appendix B.

2.	Situs Holdings, LLC used the criteria set forth in Item 1122(d)(3)(i) and Item 1122(d)(4)(vii) of Regulation AB (defined in Appendix A) to provide an assertion on the Company’s assessment of compliance with the applicable servicing criteria;

3.	Pursuant to Item 1117 of Regulation AB (defined in Appendix A), the Company has determined that, during the reporting period, there were no pending legal proceedings or proceedings by governmental authorities against the Company that are material to security owners of the deals as listed in Appendix B;

4.	Pursuant to Item 1119 of Regulation AB (defined in Appendix A), the Company has determined that, during the reporting period, there were no affiliate relationships, as defined in paragraph 230.405 of Item 1119, that existed between Situs Holdings, LLC and any of the named Servicers, Special Servicers, Trustees, or Originators included in the deals as listed in Appendix B;

5.	Situs Holdings, LLC has complied in all material aspects, with the applicable servicing criteria as of December 31, 2021 and for the Reporting Period with respect to the deals listed in Appendix B taken as a whole;

6.	Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on the Company’s assertion on compliance with the applicable servicing criteria for the Reporting Period.

Situs Holdings, LLC
February 28, 2022

/s/ Dean M Wheeler

Dean Wheeler, Managing Director, Head of Client Service Delivery –
Servicing, Asset Management & Special Servicing

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APPENDIX A – Applicable Servicing Criteria

SERVICING CRITERIA
Reference	Criteria
Item 1117

Describe briefly any legal proceedings pending against the sponsor, depositor, trustee, issuing entity, servicer contemplated by Item 1108(a)(3) of this Regulation AB, originator contemplated by Item 1110(b) of this Regulation AB, or other party contemplated by Item 1100(d)(1) of this Regulation AB, or of which any property of the foregoing is the subject, that is material to security holders. Include similar information as to any such proceedings known to be contemplated by governmental authorities.

Item 1119

(a)  Describe if so, and how, the sponsor, depositor or issuing entity is an affiliate (as defined in §230.405 of this chapter) of any of the following parties as well as, to the extent known and material, if so, and how, any of the following parties are affiliates of any of the other following parties:

(1)  Servicer contemplated by Item 1108(a)(3) of this Regulation AB.

(2)  Trustee.

(3)  Originator contemplated by Item 1110 of this Regulation AB.

(4)  Significant obligor contemplated by Item 1112 of this Regulation AB.

(5)  Enhancement or support provider contemplated by Items 1114 or 1115 of this Regulation AB.

(6)  Any other material parties related to the asset-backed securities contemplated by Item 1100(d)(1) of this Regulation AB.

(b)  Describe whether there is, and if so the general character of, any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in on arm’s length transaction with an unrelated third party, apart from the asset-backed securities transaction, between the sponsor, depositor or issuing entity and any of the parties in paragraphs (a)(1) through (a)(6) of this section, or any affiliates of such parties, that currently exists or that existed during the past two years and that is material to an Investor’s understanding of the asset-backed securities.

(c)  Notwithstanding paragraph (b) of this section, describe, to the extent material, any specific relationships involving or relating to the asset-backed securities transaction or the pool assets, including the material terms and approximate dollar amount involved, between the sponsor, depositor or issuing entity and any of the parties in paragraphs (a)(1) through (a)(6) of this section, or any affiliates of such parties, that currently exists or that existed during the past two years.

Item 1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:

(A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information calculated in accordance with the terms specified in the transaction agreements; (C) Are filed with the Commission as required by its rules and regulations; and (D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

Item 1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g. forbearance plans, modifications and deeds in lieu of foreclosure, foreclosure and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

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APPENDIX B – The Platform

Portfolio	Servicing Agreement Date	Operating / Trust Advisor activity required as of and for the year ended December 31, 2021
CGCMT 2012-GC8	September 1, 2012
CGCMT 2013-GC15	September 1, 2013
CGCMT 2014-GC19	March 1, 2014
CGCMT 2015-GC29	April 1, 2015
CGCMT 2015-GC33	September 1, 2015
COMM 2012-CCRE3	October 1, 2012
COMM 2013-CCRE13	December 1, 2013
FORT CRE 2018-1	December 6, 2018
GSMS 2012-GCJ7	June 1, 2012
GSMS 2014-GC24	September 1, 2014
GSMS 2015-GS1	November 1, 2015
MSBAM 2012-C6	October 1, 2012
MSBAM 2013-C7	January 1, 2013
MSBAM 2013-C8	February 1, 2013
MSBAM 2013-C11	August 1, 2013	X
MSBAM 2014-C15	April 1, 2014
MSBAM 2014-C16	June 1, 2014
MSBAM 2015-C21	February 1, 2015
MSBAM 2015-C27	November 1, 2015
UBSBB 2013-C5	February 1, 2013
WFCM 2014-LC16	June 1, 2014	X

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